Cepheid                   CONTACTS
    904 Caribbean Drive
    Sunnyvale, CA 94089       At the Company:             John R. Sluis
                              --------------
    Telephone: 408.541.4191   John L. Bishop              CFO, Cepheid
    Fax: 408.541.4192         CEO, Cepheid                408-541-4191
                              408-541-4191                john.sluis@cepheid.com
                              john.bishop@cepheid.com

                              Financial Relations Board:
                              --------------------------
                              Lasse Glassen
                              Investor/Analyst Information
                              310-854-8313
                              lglassen@financialrelationsboard.com


                   CEPHEID REPORTS FIRST QUARTER 2007 RESULTS

SUNNYVALE, Calif., May 3, 2007 -- Cepheid (NASDAQ: CPHD) today announced financial results for the first quarter ended March 31, 2007.

Total product sales for the first quarter ended March 31, 2007 were $22.1 million, an increase of15% from the $19.3 million for the first quarter ended March 31, 2006. Clinical product sales for the first quarter increased 103% to $7.4 million from the corresponding prior year period. Clinical product sales represented 34% of total product sales for the first quarter of 2007 compared to 19% of total product sales for the first quarter of 2006. Industrial product sales for the first quarter decreased 8% to $3.2 million from the corresponding prior year period. Industrial product sales represented 14% of total product sales for the first quarter of 2007 compared to 18% of total product sales in the first quarter of 2006. Biothreat product sales decreased 6% to $11.5 million from the corresponding prior year period. Biothreat product sales represented 52% of product sales in the first quarter of 2007 compared to 63% of total product sales in the first quarter of 2006.

Total revenues of $25.5 million for the first quarter of 2007 include $3.4 million of other revenue compared to other revenues of $0.9 million in the first quarter of 2006. Other revenues were driven largely by R&D collaborations, including assays for Tuberculosis with FIND, Avian Flu and flu A/B with the Centers for Disease Control and Prevention (CDC), hemostasis with Instrumentation Laboratories (IL), and others. The reimbursement of these research and development programs is a significant factor in determining our R&D spending levels.

Gross margin on total revenues, or total revenues less cost of goods sold, as adjusted to a non-GAAP measure (attached Table A) was 48% in the first quarter of 2007 compared to 44% for the first quarter of 2006.

Gross margin on product sales, adjusted for stock compensation expense and amortization of acquired intangibles (Table A), was 40% percent in the first quarter of 2007 compared to 42% for the first quarter of 2006. This decrease in gross margin was largely due to the higher percentage of lower margin sales through distributors in Europe (attached Table B), which have higher royalty rates on European instrument sales.

Net loss for the first quarter of 2007 was approximately $6.2 million, or $0.11 per share. This is compared to a net loss of approximately $6.7 million, or $0.15 per share, for the quarter ended March 31, 2006. Net loss for the first quarter of 2007, adjusted for stock compensation expense and the amortization of acquired intangibles (Table A) was $3.9 million, or $0.07 per share, for the first quarter of 2007 as compared to $4.9 million, or $0.11 per share, for the first quarter of 2006.

"The Company had a particularly productive first quarter with the completion of the Sangtec Molecular Diagnostics AB acquisition, the bioMerieux sepsis collaboration and the FDA clearance of the Xpert(TM) EV test. Subsequent to the close of the quarter we added to this list of accomplishments with the FDA clearance of the Xpert(TM) MRSA test and the collaboration with Instrumentation Laboratories to develop and market hemostasis tests. The clearance of the Xpert(TM) MRSA test provides us with a menu of tests on our GeneXpert(R) System which should enable us to begin to build a significant position in the Clinical Molecular Diagnostics Market," commented John Bishop, Cepheid's CEO.

Mr. Bishop added, "We are gaining traction with our Xpert(TM) GBS and EV tests. Our instrument base for GeneXpert(R) Systems increased to 166 systems during the quarter. These systems comprise 478 individual GeneXpert modules. We see the market for MRSA surveillance continuing to grow at a rapid rate. The Veterans Administration or VA hospitals initiative is an example of a relatively lengthy list of initiatives which are under development and implementation at varying levels across the U.S. in addition to programs in Europe."

"As we have planned, the Clinical market is now emerging as the key driver to the growth of our business with a substantial level of strategic opportunity. We expect our Industrial and Biothreat markets to continue to provide a continuing base of sales but growth rates will likely vary depending on other factors such as the availability of government funding for the research markets and USPS actions involving their biothreat program."

"Biothreat sales were impacted during the first quarter by additional deferred revenue recognition of $0.6 million of sales which otherwise might have been realized on the anthrax test cartridges shipped during the quarter. As noted in our Q4 2006 discussion, this action was taken in connection with our currently active negotiations with Northrop Grumman and the USPS on a five year cartridge purchase contract. As the potential five year agreement would become effective with the USPS' 2007 fiscal year beginning October 1, 2006, the potential new price point per test cartridge has been applied to test cartridge shipments for the first quarter in addition to those shipped in the fourth quarter of 2006. The deferred revenue will be recognized during 2007 in the event that we do not reach agreement on the terms of a five year purchase agreement. We should also note that in the event we do not reach agreement on the terms of a five year purchase agreement the program will continue with our existing terms which will continue to be applied on a year to year basis based upon a volume of anthrax test cartridges to be agreed for each government fiscal year. The program continues with outstanding performance as to date 4.7 million tests have been run with no false positives. This is a feat never before achieved by any molecular test system."

"Industrial product sales were impacted in the first quarter by a slow down in government research funding. We currently expect funding to continue to be an issue for the Industrial market throughout 2007."

2007 Outlook

Commenting on Cepheid's outlook for 2007, Mr. Bishop stated:

"We continue to expect 2007 to be a significant year of achievement in the Clinical market. The early FDA clearance of our Xpert MRSA product should add to the expected growth in our clinical sales. We continue to expect to receive a CLIA Moderate Complexity categorization for the Xpert MRSA test. As noted in our previous discussion, we continue to expect to see a rapidly developing MRSA market opportunity. In addition to the growing interest in our Xpert EV and GBS products we are seeing increased demand for our GeneXpert system with the mix favoring our GX-XVI system."

"Based upon early indications of our success in the Clinical market we are evaluating a potential further expansion of our U.S. direct sales force ahead of planned additions. Our new product launches are also being supported with increased marketing and promotional expenses as the rate of product adoption will have a determining impact on our timeline to profitability and positive cash flow."

"We also continue to expect our other revenues to double, or possibly triple, last year's other revenues, potentially reaching the $12 to $15 million range. These programs are being supported with significant investments in research and development."

"Our own product development programs are underway for MRSA/MSSA in skin and soft tissue infections and for use with blood culture testing in addition to C. difficile and VRE. Additional collaborator, foundation and government funded programs are underway for drug resistant tuberculosis, sepsis, flu, and tests for factors II and V in hemostasis testing. We expect to release the Xpert MRSA/MSSA in skin and soft tissue infections and for use with blood culture testing in Europe as a CE marked product during the fourth quarter this year."

"Systems development programs are currently underway for a six color capability for the GeneXpert, a GX-I system and the GX-HV system, a 48 module high volume robotic system which will automatically load and unload test cartridges. The six color project is expected to provide the ability to simultaneously test for up to 15 different targets in a single test cartridge and is expected to be available in production systems by the end of 2007. The GX-I system is also expected to be available for shipment before the end of 2007."

"We expect sales in the Industrial market to continue to be effected by a decrease in available government research funding. As a result, we expect Industrial sales to be flat to slightly down in 2007 as compared to 2006."

"In the Biothreat market, we expect to either complete the five year contract under mutually agreeable terms with Northrop Grumman and the USPS during the second quarter or to return to use of a year-by-year contract and the corresponding pricing matrix. The USPS anthrax test cartridge volume for the USPS' fiscal year 2007 is expected to be approximately the same as that for fiscal 2006, which was approximately 2 million. However, based on a potential shift of BDS units in conjunction with the deployment to flats canceller systems during USPS' fiscal year 2008 starting October 1st, 2007, we expect to see a decrease in test cartridge volume for our calendar year 2007. This will be partially offset by a corresponding increase in the price per test cartridge."

"We expect to complete integration of Cepheid AB, based in Bromma, Sweden, by the fourth quarter and we are on track to introduce the products for CMV, EBV, and VZV in the U.S. before the end of the year."

"Given the mix of positive factors in the Clinical market and other factors which may affect the Industrial and Biothreat markets we are going to maintain our previously announced guidance for 2007."

"On a consolidated basis, we currently expect our 2007 total revenues to be in the range of $112 million to $120 million, with product sales to be in the range of $100 million to $105 million. We expect our 2007 net loss, not including the effect of stock compensation expense which is currently estimated at $7 million and any amortization expense arising from our announced acquisitions, to be in the range of $8 million to $11 million or $0.14 to $0.20 per share based on expected weighted average shares outstanding of 55.6 million. We expect our 2007 net loss, when including the effect of stock compensation expense but not any amortization expense arising from our announced acquisitions, to be in the range of $15 million to $18 million or $0.27 to $0.32 per share based on expected weighted average shares outstanding of 55.6 million. We expect our quarterly operating results to show a definitive trend towards profitability in the second half of 2007 based upon successful introduction of our Xpert EV and Xpert MRSA IVD tests in the U.S. market. We expect to achieve positive operating cash flow by the end of 2007 and to be profitable for the entire year of 2008."

Conference Call Information

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-257-1836 (domestic) or 303-262-2191 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through May 3, 2008. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 10, 2007; the conference ID is 11089144. The replay will be available after 6:30 pm (Eastern).

About Cepheid

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the Clinical, Industrial and Biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the Clinical market; food, agricultural, and environmental testing in the Industrial market; and identifying bio-terrorism agents in the Biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to potential growth in clinical products sales, FDA approvals, the status of government funding, timing of future product releases, future revenues and demand for certain test products, future net losses and profitability, other future operating results, potential benefits of the recent Sangtec acquisition, the status of the USPS BDS program and collaboration and product development efforts. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold; the fact that future levels of government funding are inherently uncertain; unforeseen development and manufacturing problems; the need for additional licenses for new tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; our success in increasing direct sales, and the effectiveness of new sales personnel; the performance and market acceptance of new products; sufficient customer demand for new products; the Company's reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; unforeseen issues relating to integration of acquisitions, including the operations and product lines of the acquired businesses; the ability of Cepheid to retain and motivate key employees of acquired businesses, particularly research and development personnel; incurrence of unexpected liabilities in connection with acquisitions; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2006 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID

            CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                             Three Months Ended March 31,
                                                                --------------------
                                                                  2007        2006
                                                                --------    --------
Revenues:
Instrument sales                                                $  6,837    $  4,538
Reagent and disposable sales                                      15,230      14,734
                                                                --------    --------
Total product sales                                               22,067      19,272
Contract revenues                                                  1,890         611
Grant and government sponsored research revenue                    1,587         278
                                                                --------    --------
Total revenues                                                    25,544      20,161
                                                                --------    --------
Costs and operating expenses:
Cost of product sales                                             13,877      11,393
Collaboration profit sharing                                       3,497       3,811
Research and development                                           6,922       5,829
Selling, general and administrative                                8,428       6,146
                                                                --------    --------
Total costs and operating expenses                                32,724      27,179
                                                                --------    --------
Loss from operations                                              (7,180)     (7,018)
Other income, net                                                  1,027         346
                                                                 --------    --------
Net loss                                                        $ (6,153)   $ (6,672)
                                                                ========    ========

Basic and diluted net loss per share                            $  (0.11)   $  (0.15)
                                                                ========    ========
Shares used in computing basic and diluted net loss per share     55,012      44,946
                                                                ========    ========

                                     CEPHEID

                 CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                                 (in thousands)

                                                             March 31,   December 31,
                                                               2007          2006
                                                             ---------    ---------
                                     ASSETS
Current assets:
Cash and cash equivalents                                    $   7,884    $  17,186
Marketable securities                                           45,750       77,750
Accounts receivable, net                                        16,644       15,246
Inventory                                                       12,951       10,240
Prepaid expenses and other current assets                        2,989        1,390
                                                             ---------    ---------
Total current assets                                            86,218      121,812
Property and equipment, net                                     15,184       14,097
Restricted cash                                                    661          661
Other non-current assets                                           378          666
Intangible assets and goodwill                                  57,908       30,425
                                                             ---------    ---------
Total assets                                                 $ 160,349    $ 167,661
                                                             =========    =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                             $   8,132    $   8,977
Accrued compensation                                             3,413        3,319
Accrued royalties                                                4,807        3,516
Accrued collaboration profit sharing                             2,000        3,497
Accrued other liabilities                                        4,581        4,107
Accrued expense for patent-related matter                           --        3,350
Current portion of deferred revenue                              4,923        3,913
Current portion of license fees payable                             --          447
Current portion of equipment financing                             166          313
Current portion of note payable                                     49           11
                                                             ---------    ---------
Total current liabilities                                       28,071       31,450
Long-term portion of deferred revenue                            2,262        2,663
Long-term portion of equipment financing                             3            3
Long-term portion of note payable                                   --           41
Deferred rent                                                      801          798
                                                             ---------    ---------
Total liabilities                                               31,137       34,955
                                                             ---------    ---------
Commitments and contingencies
Shareholders' equity:
Common stock                                                   251,865      251,132
Additional paid-in capital                                      17,043       15,065
Accumulated other comprehensive loss                               (57)          (5)
Accumulated deficit                                           (139,639)    (133,486)
                                                             ---------    ---------
Total shareholders' equity                                     129,212      132,706
                                                             ---------    ---------
Total liabilities and shareholders' equity                   $ 160,349    $ 167,661
                                                             =========    =========

Table A - GAAP vs. Non GAAP Measures                            Three months ended March 31,
------------------------------------
                                                                    2007         2006

Total Product Sales                                               $ 22,067     $ 19,272
Total Revenues                                                    $ 25,544     $ 20,161

Cost of product sales                                             $ 13,877     $ 11,393
  Stock compensation expense                                           266          174
  Amortization of acquired inventory step-up in basis                   64           --
  Amortization of purchased intangible assets                          203           --
                                                                  --------     --------
Non-GAAP measure of cost of goods sold                            $ 13,344     $ 11,219

Gross Margin on Product Sales per GAAP                                  37%          41%
Gross Margin on ProductSales per Non-GAAP                               40%          42%

Gross Margin on Total Revenues per GAAP                                 46%          43%
Gross Margin on Total Revenues per Non-GAAP                             48%          44%

Research and development                                          $  6,922     $  5,829
  Stock compensation expense                                           744          593
                                                                  --------     --------
Non-GAAP measure of cost of research and development              $  6,178     $  5,236
Non-GAAP R&D measure as percent of Total Revenues                       24%          26%

Selling, general and administrative                               $  8,428     $  6,146
  Stock compensation expense                                           991          956
                                                                  --------     --------
Non-GAAP measure of cost of selling, general and administrative   $  7,437     $  5,190
Non-GAAP SG&A measure as percent of Total Revenues                      29%          26%

Net Loss                                                          $ (6,153)    $ (6,672)
  Stock compensation expense                                         2,001        1,723
  Amortization of acquired inventory step-up in basis                   64           --
  Amortization of purchased intangible assets                          203           --
                                                                  --------     --------
Non-GAAP measure of Net Loss                                      $ (3,885)    $ (4,949)

Basic and diluted net loss per share                              $  (0.11)    $  (0.15)
  Stock compensation expense                                          0.04         0.04
  Amortization of acquired inventory step-up in basis                 0.00           --
  Amortization of purchased intangible assets                         0.00           --
                                                                  --------     --------
Non-GAAP measure of Net Loss                                      $  (0.07)    $  (0.11)

Shares used in computing basic and diluted net loss per share       55,012       44,946

Table B - Instrument and Reagent Sales Mix        Three months ended March 31,
                                                      2007        2006
Product Sales
  Instrument sales                                   $ 6,837    $ 4,538
  Reagent and disposable sales                        15,230     14,734
                                                     -------    -------
      Total product sales                            $22,067    $19,272

Percent of Product Sales
  Instruments                                             31%        24%
  Reagents and disposables                                69%        76%
                                                     -------    -------
      Total product sales                                100%       100%




Table C - Geographic Sales Mix                      Three months ended March 31,
                                                           2007    2006


Percent of Instrument and service sales
  US & ROW                                                  60%    75%
  Europe                                                    40%    25%
                                                           ---    ---
Total Instrument and Service Sales                         100%   100%


Percent of reagent and disposable sales (including USPS)
  US & ROW                                                  92%    98%
  Europe                                                     8%     2%
                                                           ---    ---
Total Reagent and Disposable Sales                         100%   100%


Percent of Reagent and Disposable Sales (without USPS)
  US & ROW                                                  69%    91%
  Europe                                                    31%     9%
                                                           ---    ---
Total Reagent and Disposable Sales                         100%   100%


Percent of Total Product Sales (including USPS)
  US & ROW                                                  82%    93%
  Europe                                                    18%     7%
                                                           ---    ---
Total Product Sales (including USPS)                       100%   100%


Percent of Total Product Sales (without USPS)
  US & ROW                                                  63%    81%
  Europe                                                    37%    19%
                                                           ---    ---
Total Reagent and Disposable Sales                         100%   100%